Exhibit 99.1

News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
November 5, 2015

CEDAR FAIR REPORTS RECORD THIRD QUARTER; INCREASES QUARTERLY CASH DISTRIBUTION BY 10%

SANDUSKY, OHIO, November 5, 2015 - Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today reported record results for its third quarter ended September 27, 2015 and announced a 10% increase in its quarterly cash distribution.
Highlights

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Cedar Fair reported record net revenues of $645 million in the third quarter. The 8% increase over last year’s third-quarter results reflects the Company’s continued success in increasing attendance and average in-park guest per capita spending across all major categories.

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Net revenues through November 1, 2015, were up 7%, driven by a 5% increase in attendance, a 2% increase in average in-park guest per capita spending[1] and a 10% increase in out-of-park revenues, including resort accommodations.

•	Cedar Fair’s Board of Directors declared a 10% increase in the Company’s quarterly cash distribution to $0.825 per limited partner (LP) unit, payable December 15, 2015.

•	Cedar Fair remains confident in its long-term business strategy and its ability to generate $500 million, or more, in Adjusted EBITDA by 2018.
“I am pleased to say that our year-to-date results have propelled us well on our way to making 2015 the best year in Cedar Fair’s history,” said Matt Ouimet, Cedar Fair’s president and chief executive officer. “Our strategy to create and expand our seasonal offers and events has helped drive more visits and incremental spending by guests in 2015. The success of this strategy, combined with our innovative capital program, has led to strong results across the portfolio this year."

1 Average in-park guest per capita spending is defined as the Company’s total in-park revenues, including gate admissions and revenue received inside the park gates for food and beverage, merchandise, games and premium benefit offerings, divided by total attendance.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter;
Increases Quarterly Cash Distribution by 10%
November 5, 2015

“We have experienced significant attendance increases in both season pass and advance sales categories while maintaining strong front gate and group sales attendance,” continued Ouimet. “We’ve also experienced average in-park guest per capita spending increases across all major categories, including admissions, food and beverage, merchandise and premium offerings. We credit this broad success to the fulfillment of our objective to make every park a place to be for FUN, not just a place to ride rides. This expands our audience, increases length-of-stay and has a direct impact on our guests’ intent to continue returning to our parks.”
Ouimet added, “The quality of our business model and focus of our team has never been stronger. Based on our current year performance, our positive outlook and our strong balance sheet, our Board has declared a 10% increase in our 2015 fourth-quarter cash distribution. This reflects the Board’s confidence that our cash flow is more than sufficient to maintain this distribution amount into 2016 and beyond, while we continue to strategically invest in our business to support long-term growth.”
Third-Quarter Results
Cedar Fair’s net revenues increased to a record $645 million for the third quarter, up from $595 million in the third quarter a year ago. Net income for the quarter was $164 million, or $2.92 per diluted LP unit, compared with $162 million, or $2.90 per diluted LP unit, during the same period last year.
The increase in revenues for the quarter was the result of an increase in attendance of 6%, or 697,000 visits, an increase in average in-park guest per capita spending of 2%, or $0.91, and an increase in out-of-park revenues, including resort accommodations, of 11%, or $7 million.
The Company attributes the increase in attendance to its strong capital program, including the introduction of Fury 325, a world-record-breaking roller coaster at Carowinds, and the expansion of multi-week special events, including Bands, Brews and BBQs. Guest spending has also been strong across all major categories, including admissions, food and beverage, merchandise and premium offerings.
Third-quarter operating costs and expenses of $302 million increased $19 million compared with the third quarter of 2014. The increase in operating costs is consistent with the 6% lift in attendance in the period and was primarily attributable to higher labor and maintenance costs as the Company continued to invest in its employees and its infrastructure. However, as a percentage of net revenues, costs and expenses decreased 61 basis points.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, increased $30 million, or 10%, to a record $346 million for the third quarter when compared with the same period last year. The increase in Adjusted EBITDA is attributable to strong revenue growth and the Company’s ongoing focus on cost control while continuing to invest in enhancing the overall guest experience.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter;
Increases Quarterly Cash Distribution by 10%
November 5, 2015

Nine-Month Results
Net revenues were $1.1 billion for the nine months ended September 27, 2015, an increase of $70 million, or 7%, compared with the nine-month period ended September 28, 2014. Net income was $138 million, or $2.46 per diluted LP unit, compared with net income of $122 million, or $2.19 per diluted LP unit, for the first nine months of 2014.
The increase in revenues was the result of a 5%, or 917,000-visit, increase in attendance, a 2%, or $0.89, increase in average in-park guest per capita spending, and an 11%, or $11 million, increase in out-of-park revenues.
Adjusted EBITDA for the first nine months increased 9%, or $35 million, to a record $429 million when compared with the same period a year ago.
Momentum Continues Through October
Based on preliminary results, net revenues through November 1, 2015, were approximately $1.2 billion, up 7%, or $74 million, compared with $1.1 billion for the same period last year. The increase was the result of an approximate 5%, or 1.0 million-visit, increase in attendance to a record 23.6 million visits, a 2%, or $0.71, increase in average in-park guest per capita spending to a record $46.28 and a 10%, or $12 million, increase in out-of-park revenues to a record $127 million compared with 2014.
“What differentiates our parks from other family fun is an intensity and an immersiveness that cannot be matched elsewhere," said Ouimet. "Our premier Halloween events are good examples of this and they are the strongest contributors to our October performance.”
Distribution Declaration
Today, the Company also announced the declaration of a cash distribution of $0.825 per LP unit. The distribution represents an increase of 10% and will be paid on December 15, 2015, to unitholders of record as of December 3, 2015.
Outlook
“We are proud of the successes we have achieved over the past few years,” said Ouimet. “In 2015, we have benefited not only from our current-year initiatives, but also from the continued returns on our programs and investments of the past several years. These include investments in our people, in the guest experience and our commitment to the growth potential of all of our parks. While we have accomplished a lot in a short amount of time, we believe there is still considerable upside in front of us.”
“For 2016, we will have our most innovative lineup of new rides and attractions,” continued Ouimet. “Cedar Point, the ‘Roller Coaster Capital of the World,’ will introduce Valravn, a world-record-breaking roller coaster. It will be the park’s 18th roller coaster and will shatter 10 world records, including tallest, fastest and longest dive coaster. We will also continue our aggressive investment in Carowinds, where we will expand and rebrand its water park to Carolina Harbor, the Carolinas’ largest water park. In addition, we have partnered with Electronic Arts to introduce two new

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter;
Increases Quarterly Cash Distribution by 10%
November 5, 2015

digital attractions next season -- a new inter-active digital experience at Carowinds that will be based around the popular Plants vs. Zombies online gaming platform, and an all-new 4D holographic experience at California’s Great America based on the Mass Effect video game series.
“The success of our 2015 operating season also provides us the financial flexibility to activate additional initiatives within our long-term growth strategy,” said Ouimet. “Next year, we will roll out a new digital imaging program, FunPix, along with free wi-fi, at our five largest properties; we will expand the testing and implementation of our new mobile application programs; we will look to expand our operating season through additional multi-week special events; and we will continue testing a new virtual reality experience on a roller coaster at Canada’s Wonderland in partnership with VR Coaster and Mack.”
Ouimet concluded by stating, “I am proud of our team and their unwavering commitment to the guest experience at our world-class properties. We remain committed to strategically deploying capital to generate the highest returns for our unitholders in both the short- and long-term. We maintain our positive outlook and believe we are on track to achieve our long-term FUNforward 2.0 target of $500 million, or more, in Adjusted EBITDA by 2018.”
Conference Call
The Company will host a conference call with analysts today, November 5, 2015, at 10:00 a.m. Eastern Time, which will be webcast live in “listen only” mode via the Cedar Fair website (ir.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Thursday, November 5, 2015, until 11:59 p.m. ET, Thursday, November 19, 2015. In order to access the replay of the earnings call, please dial (877) 870-5176 followed by the access code 7851418.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted one of the “Best Amusement Parks in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter;
Increases Quarterly Cash Distribution by 10%
November 5, 2015

Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior news releases are available online at www.cedarfair.com.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter;
Increases Quarterly Cash Distribution by 10%
November 5, 2015

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Nine months ended
	9/27/2015	9/28/2014	9/27/2015	9/28/2014
Net revenues:
Admissions	$361,106	$340,101	$591,457	$566,126
Food, merchandise and games	201,408	184,038	347,985	322,025
Accommodations, extra-charge products and other	82,123	71,179	129,420	110,647
	644,637	595,318	1,068,862	998,798
Costs and expenses:
Cost of food, merchandise, and games revenues	52,174	46,812	90,868	82,887
Operating expenses	188,565	178,649	424,020	406,191
Selling, general and administrative	61,394	57,205	133,277	125,226
Depreciation and amortization	59,059	58,244	110,175	109,525
Gain on sale of other assets	—	—	—	(921)
Loss on impairment / retirement of fixed assets, net	5,753	1,475	9,436	2,687
	366,945	342,385	767,776	725,595
Operating income	277,692	252,933	301,086	273,203
Interest expense	22,159	21,462	64,164	74,101
Net effect of swaps	(1,439)	(1,087)	(2,962)	(1,031)
Loss on early debt extinguishment	—	(246)	—	29,027
Unrealized/realized foreign currency loss	33,891	21,515	64,198	22,597
Interest income	(4)	(16)	(49)	(95)
Income before taxes	223,085	211,305	175,735	148,604
Provision for taxes	58,934	49,403	37,834	26,340
Net income	164,151	161,902	137,901	122,264
Net income allocated to general partner	2	2	2	1
Net income allocated to limited partners	$164,149	$161,900	$137,899	$122,263

Net income	$164,151	$161,902	$137,901	$122,264
Other comprehensive income, (net of tax):
Cumulative foreign currency translation adjustment	7,688	2,975	13,144	2,279
Unrealized income (loss) on cash flow hedging derivatives	(2,978)	2,726	(3,576)	(165)
Other comprehensive income (loss), (net of tax)	4,710	5,701	9,568	2,114
Total comprehensive income	$168,861	$167,603	$147,469	$124,378
Basic income per limited partner unit:
Weighted average limited partner units outstanding	55,770	55,439	55,721	55,448
Net income per limited partner unit	$2.94	$2.92	$2.47	$2.21
Diluted income per limited partner unit:
Weighted average limited partner units outstanding	56,282	55,855	56,141	55,855
Net income per limited partner unit	$2.92	$2.90	$2.46	$2.19

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter;
Increases Quarterly Cash Distribution by 10%
November 5, 2015

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
THIRD QUARTER

(In thousands)	9/27/2015	9/28/2014

Cash and cash equivalents	$196,323	$189,374
Total assets	$2,098,946	$2,117,076
Long-term debt, including current maturities:
Term debt	608,850	618,850
Notes	950,000	950,000
	$1,558,850	$1,568,850
Total partners' equity	$125,142	$153,556

CEDAR FAIR
RECONCILIATION OF ADJUSTED EBITDA
THIRD QUARTER

	Three months ended		Nine months ended
	9/27/2015	9/28/2014	9/27/2015	9/28/2014
	(In thousands)
Net income	$164,151	$161,902	$137,901	$122,264
Interest expense	22,159	21,462	64,164	74,101
Interest income	(4)	(16)	(49)	(95)
Provision for taxes	58,934	49,403	37,834	26,340
Depreciation and amortization	59,059	58,244	110,175	109,525
EBITDA	304,299	290,995	350,025	332,135
Loss on early extinguishment of debt	—	(246)	—	29,027
Net effect of swaps	(1,439)	(1,087)	(2,962)	(1,031)
Unrealized foreign currency loss	33,889	21,503	64,143	22,523
Non-cash equity expense	1,934	1,592	7,195	8,369
Loss on impairment / retirement of fixed assets, net	5,753	1,475	9,436	2,687
Gain on sale of other assets	—	—	—	(921)
Class action settlement costs	—	—	177	—
Other non-recurring items (as defined) (1)	1,205	1,377	1,404	1,935
Adjusted EBITDA (2)	$345,641	$315,609	$429,418	$394,724

(1) The Company's 2013 Credit Agreement references certain costs as non-recurring or unusual. These items are excluded in the calculation of Adjusted EBITDA and have included certain litigation expenses, costs associated with certain ride abandonment or relocation expenses, contract termination costs, and severance expenses.

(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2013 Credit Agreement.  The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability.  Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles.  In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233